March 18, 2019

Todd Johnson
Principal Executive Officer
ProShares Trust II
7501 Wisconsin Avenue
Suite 1000E
Bethesda, Maryland 20814

       Re: ProShares Trust II
           Registration Statement on Form S-3
           Filed March 8, 2019
           File No. 333-230151

Dear Mr. Johnson:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Joshua Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities